EXHIBIT 99.1

NATUS MEDICAL REPORTS RECORD THIRD QUARTER REVENUE AND EARNINGS

SAN CARLOS, Calif. (November 9, 2004) – Natus Medical Incorporated (Nasdaq NM: BABY) today reported financial results for the three and nine months ended September 30, 2004.

Revenue increased 18%, or $1.3 million, to $9.0 million for the third quarter ended September 30, 2004, from $7.7 million in the comparable quarter of the previous year. Excluding a one-time charge of $550,000 for acquired in-process research and development related to the acquisition of Fischer-Zoth GmbH, non-GAAP income from continuing operations for the third quarter 2004 was $1.0 million, or $0.06 per diluted share. On a GAAP basis, the company reported income from continuing operations of $452,000, or $0.03 per diluted share and net income of $147,000, or $0.01 per diluted share for the third quarter 2004. This compares with a net loss of $969,000, or $0.06 per share for the comparable period in 2003. A reconciliation of GAAP results to those excluding the one-time charge is provided in the attached tables.

For the first nine months of 2004, revenue increased 21%, or $4.6 million, to $26.0 million, from $21.4 million reported for the first nine months of 2003. The net loss for the nine months ended September 30, 2004 was $3.9 million, or $0.23 per share, compared with a net loss of $3.1 million, or $0.19 per share, reported in the first nine months of 2003.

Gross margin improved to 57.1% for the three months ended September 30, 2004, compared with 56.2% for the third quarter of 2003. Operating expenses decreased by 13%, or $693,000, to $4.7 million in the three months ended September 30, 2004, from $5.4 million in the same period in 2003. Operating expenses in the 2004 period include the $550,000 charge for acquired in-process research and development.

Revenue from supplies and services increased by 5%, to $5.8 million for the three months ended September 30, 2004, compared with $5.6 million for the comparable period in 2003. Revenue from devices and systems increased 52%, to $3.0 million in the three months ended September 30, 2004, from $2.0 million in the comparable period in 2003. The increase came primarily from sales of the ALGO® Newborn Hearing Screener and neoBLUE™ LED phototherapy devices, in both domestic and international markets.

Revenue from U.S. operations increased by 8%, or $519,000, to $7.0 million for the three months ended September 30, 2004, compared with $6.5 million for the third quarter of 2003. Revenue from international operations increased 70%, or $823,000, to $2.0 million for the three months ended September 30, 2004, from $1.2 million for the third quarter of 2003. The growth in U.S. and international revenue for the third quarter of 2004 came primarily from sales of the ALGO hearing screen and neoBLUE phototherapy devices.

As of September 30, 2004, the Company reported cash, cash equivalents, and short-term investments of $33.7 million, stockholders’ equity of $50.9 million, and working capital of $39.2 million.

“We are exceptionally pleased to report 18% revenue growth for the third quarter, particularly since the growth came primarily from our core hearing screening and phototherapy devices, which were developed internally,” said Jim Hawkins, president and chief executive officer of Natus Medical. “Further, our non-GAAP income from continuing operations of six cents per share exceeded our guidance of three to four cents per share, in part due to cost control measures implemented during the second quarter.

“Additionally, during the 2004 third quarter we completed the previously announced divestiture of Neogenesis, while executing on our business strategy to broaden our offering with products that complement our neonatal business through our acquisition of Fischer-Zoth,” Hawkins added. “We will continue to evaluate synergistic acquisition opportunities such as this one that allow us to leverage the established Natus brand, as well as our existing sales and distribution channels.”

Financial Guidance

Natus updated financial guidance for the fourth quarter of 2004 and provided new guidance for 2005. For the quarter, the Company expects to report diluted earnings per share of $0.07 to $0.09 on revenue of $10.0 to $10.3 million. For 2005 the company expects to report diluted earnings per share of $0.26 to $0.28 on revenue of $41.0 to $43.0 million. These expected results include the impact of the previously announced acquisition of Fischer-Zoth GmbH, which was completed on September 29, 2004. In addition, a customer that accounted for approximately 6% of revenue during the first nine months of 2004 recently advised the Company that it might not continue its customer relationship. This guidance reflects the loss of this customer relationship.

Conference Call

Natus has scheduled an investor conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today. Individuals interested in listening to the conference call may do so by dialing (888) 802-5257 for domestic callers, or (706) 634-0175 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering pass code 1887919.

The live conference call will also be available via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical

Natus develops, manufactures, and markets products for the detection, treatment, monitoring, and tracking of common disorders in newborns. Natus products are marketed under well-recognized brand names such as ALGO®, Neometrics™, Echo-Screen®, and neoBLUE™. Natus, headquartered in San Carlos, California, markets and sells its products worldwide through a direct sales force in the U.S. and the U.K., and through distributors in over 50 other countries. Additional information about Natus Medical can be found at www.natus.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions, and strategies of Natus. These forward looking statements include, but are not limited to, statements regarding anticipated revenue and profitability for the fourth quarter of 2004 and for 2005. These statements relate to future events or Natus’ future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. The results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, our ability to control costs, and risks associated with integration of acquired businesses. Natus disclaims any obligation to update information contained in any forward-looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus’ annual report on Form 10-K for the year ended December 31, 2003, and its quarterly reports on Form 10-Q, and from time to time in other reports filed by Natus with the U.S. Securities and Exchange Commission.

Natus®, AABR®, ALGO®, ALGO 1e®, ALGO 2®, ALGO DataBook®, 70/40®, Ear Couplers®, Flexicoupler®, Jelly Tab®, Jelly Button®, and MiniMuffs® are registered trademarks of Natus. Natus Elite™, Convert2Natus™, neoBLUE™, neoBLUE mini™, Neometrics™, Metabolic Screening Database System (MSDS)™, Case Management System (CMS)™, Voice Response System (VRS)™, Web Electronic

Birth Page (Web-EBP)™, and Accuscreen™ are non-registered trademarks of Natus. Solutions for Newborn CareSM is a non-registered service mark of Natus. Echo-Screen®, AOAE®, and Cochlea-Scan® are registered trademarks of Fischer-Zoth GmbH, a subsidiary of Natus.

(Tables Follow)

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NATUS MEDICAL INCORPORATED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and equivalents	$10,662	$9,435
Short-term investments	23,078	28,200
Accounts receivable, net of allowance for doubtful accounts of $ 421 in 2004 and $395 in 2003	6,567	5,682
Inventories	4,379	5,263
Prepaid expenses and other current assets	513	528
Total current assets	45,199	49,108

Property and equipment, net	2,549	2,668
Long-term investment	—	341
Deposits and other assets	31	111
Intangibles, net	7,415	3,594
Goodwill	1,700	1,198
Total assets	$56,894	$57,020

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$1,571	$1,659
Accrued liabilities	4,149	2,229
Deferred revenues	301	500
Total liabilities	6,021	4,388

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $0.001 par value, 120,000,000 shares authorized; shares issued and outstanding: 17,143,373 in 2004 and 16,511,874 in 2003	89,167	87,038
Deferred stock compensation	(2)	(33)
Accumulated deficit	(38,420)	(34,495)
Accumulated other comprehensive income	128	122
Total stockholders’ equity	50,873	52,632

Total liabilities and stockholders’ equity	$56,894	$57,020

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	Sept 30, 2004	Sept 30, 2003	Sept 30, 2004	Sept 30, 2003
Revenue	$9,011	$7,669	$25,980	$21,393
Cost of revenue	3,864	3,358	11,370	8,718
Gross profit	5,147	4,311	14,610	12,675

Operating expenses:
Marketing and selling	2,787	3,171	8,868	9,656
Research and development	670	913	2,648	2,764
General and administrative	711	1,327	4,735	3,810
Restructuring cost	—	—	776	—
Acquired in-process research and development	550	—	550	—
Total operating expenses	4,718	5,411	17,577	16,230

Income (loss) from operations	429	(1,100)	(2,967)	(3,555)

Other income/(expense):
Interest income	117	34	313	362
Interest expense	—	(4)	(3)	(10)
Other income, net	(29)	118	(130)	140
Total other income/(expense)	88	148	180	492

Income (loss) before provision for income tax	517	(952)	(2,787)	(3,063)

Provision for income tax	65	1	66	2

Income (loss) from continuing operations	452	(953)	(2,853)	(3,065)

Discontinued operations	(305)	(16)	(1,072)	(16)

Net income (loss)	$147	$(969)	$(3,925)	$(3,081)

Earnings (loss) per share:
Basic:
Income (loss) from continuing operations	$0.03	$(0.06)	$(0.17)	$(0.19)
Loss from discontinued operations	$(0.02)	$—	$(0.06)	$—
Net income (loss)	$0.01	$(0.06)	$(0.23)	$(0.19)

Diluted:
Income (loss) from continuing operations	$0.03	$(0.06)	$(0.17)	$(0.19)
Loss from discontinued operations	$(0.02)	$—	$(0.06)	$—
Net income (loss)	$0.01	$(0.06)	$(0.23)	$(0.19)

Weighted-average shares used to compute
Basic earnings per share	17,011	16,454	16,740	16,388
Diluted earnings per share	17,899	16,454	16,740	16,388

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF EARNINGS PER SHARE CALCULATION EXCLUDING IPR&D

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	Sept 30, 2004	Sept 30, 2003	Sept 30, 2004	Sept 30, 2003
Income (loss) from continuing operations	$452	$(953)	$(2,853)	$(3,065)

NON-GAAP ADJUSTMENT:
Add back acquired in-process research and development	550	—	550	—

Pro-forma income (loss) from continuing operations excluding IPR&D	$1,002	$(953)	$(2,303)	$(3,065)

Diluted earnings per share from continuing operations excluding IPR&D	$0.06	$(0.06)	$(0.14)	$(0.19)

Weighted-average shares used to compute diluted earnings per share	17,899	16,454	16,740	16,388